Exhibit 99.2

Diffusion Pharmaceuticals Reports 2019 Financial Results and

Provides Business Update

●	$16.2 Million in Gross Proceeds Raised
●	Now Enrolling in Acute Stroke Trial
●	GBM Data Presented
●	New Board Appointment

CHARLOTTESVILLE, Va. (March 17, 2020) – Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN), a cutting-edge biotechnology company developing new treatments for life-threatening medical conditions by improving the body’s ability to bring oxygen to the areas where it is needed most, today reported financial results for 2019 and provided a business update.

Recent business highlights include the following:

●

Commenced enrollment in its on-ambulance Phase 2 clinical trial testing TSC for the treatment of acute stroke, with patients treated at sites affiliated with the University of Virginia (UVA) and the University of California Los Angeles (UCLA). This 160-patient trial, named PHAST-TSC (Pre-Hospital Administration of Stroke Therapy-TSC), will involve 23 hospitals across urban, suburban and rural areas in Los Angeles County and Central Virginia. The Company is continuing the process of qualifying sites in Los Angeles in cooperation with researchers at UCLA and is rapidly ramping up for increased patient enrollment.

●

Completed the 19-patient open-label, dose-escalation lead-in portion of its Phase 3 INTACT (INvestigating Tsc Against Cancerous Tumors) trial with Trans Sodium Crocetinate (TSC) plus standard of care (SOC) for patients with inoperable glioblastoma multiforme (GBM), and announced encouraging results from patients who completed the study per protocol. In addition, favorable safety data in the dose-escalation run-in study supported the Data Safety Monitoring Board’s recommendation to continue the Phase 3 study.

●

Bolstered its global intellectual property position with the issuance of two patents in Europe during the year, for a total of 50 issued patents outside the U.S. and 16 patents issued in the U.S. These patents protect composition of matter and uses of TSC in multiple indications, including in combination with tissue plasminogen activator (tPA) to treat ischemic stroke. tPA is the only treatment approved by the U.S. Food and Drug Administration for the treatment of stroke.

●

Strengthened the Company’s board of directors with the appointment of Robert Cobuzzi, Jr., Ph.D. Dr. Cobuzzi is an accomplished life sciences professional with 25 years of cross-functional leadership experience including more than a decade with Endo International, Plc.

“We achieved multiple important milestones throughout 2019 and in particular during the fourth quarter, with the start of enrollment in our PHAST-TSC Phase 2 study,” said David Kalergis, chairman and chief executive officer of Diffusion. “This trial start followed detailed preparations during the course of the year to train the ambulance first responders and to certify each site. Our UVA-affiliated site is up and enrolling, and enrollment has also now begun at UCLA-affiliated sites. We expect to complete the study and report topline data during 2022, subject to receipt of adequate funding.

“A recent presentation of early data from our Phase 3 GBM study was well received by conference attendees. We presented data suggesting that adding 18 injections of TSC during the post-radiation chemotherapy phase at doses up to six-times higher than those received during radiation, per the INTACT protocol, may be having a positive effect on survival without adding increased safety risks. We are encouraged by this data, and believe it enhances the prospects of attracting a partner to continue advancing this much-needed option for patients. Commencement of enrollment in the randomization portion of the INTACT trial is contingent upon entering into a strategic partnership,” Mr. Kalergis added.

“We look forward to achieving additional milestones in 2020,” continued Mr. Kalergis. “We anticipate enrollment in PHAST-TSC will continue during the year, with the expectation of completing this study before mid-2021. We have many patent applications pending worldwide and expect to further solidify our global TSC intellectual property estate. Given the early data from our GBM run-in study, we are hopeful we will secure a partner to continue the trial.”

2019 Financial Results

Research and development expenses were $6.6 million for 2019, compared with $5.8 million for 2018. The increase was attributable to a $1.9 million increase in expenses related to the Company’s Phase 2 stroke trial and a $0.3 million increase in manufacturing expense, partially offset by a $1.3 million decrease in expense related to its Phase 3 GBM trial. The lead-in portion of this trial was completed in the fourth quarter of 2019. The Company expects higher R&D expenses during 2020 compared with 2019, which will consist primarily of expenses associated with PHAST-TSC.

General and administrative expenses were $4.8 million for 2019, compared with $6.2 million for 2018. The decrease was primarily due to a $0.7 million decrease in stock-based compensation expense, a $0.4 million decrease in salaries and wages, and a $0.2 million decrease in professional fees and other expenses.

Diffusion had cash and cash equivalents of $14.2 million as of December 31, 2019, compared with $8.0 million at December 31, 2018. Net cash used in operating activities during 2019 was $9.9 million, compared with $10.8 million used during 2018. During 2019, the Company raised $16.2 million in gross proceeds via three separate offerings of stock and warrants. The Company believes it has adequate cash resources to continue operations into January of 2021.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is an innovative biotechnology company developing new treatments that improve the body’s ability to bring oxygen to the areas where it is needed most, offering new hope for the treatment of life-threatening medical conditions.

Diffusion’s lead drug TSC was originally developed in conjunction with the Office of Naval Research, which was seeking a way to treat hemorrhagic shock caused by massive blood loss on the battlefield.

Evolutions in research have led to Diffusion’s focus today: Fueling Life by taking on some of medicine’s most intractable and difficult-to-treat diseases, including stroke and GBM brain cancer. In each of these diseases, hypoxia – oxygen deprivation of essential tissue in the body – has proved to be a significant obstacle for medical providers and the target for TSC’s novel mechanism.

In September 2018 its on-ambulance PHAST-TSC acute stroke protocol was granted FDA clearance to proceed and the Company is prepared began enrolling patients in this Phase 2 study in October 2019. In July 2019 the Company reported favorable safety data in a 19-patient dose-escalation run-in study to its Phase 3 INTACT program, using TSC to target inoperable GBM brain cancer. Additional preclinical data supports the potential use of TSC as a treatment for other conditions where hypoxia plays a major role, such as myocardial infarction, respiratory diseases such as COPD, peripheral artery disease, and neurodegenerative conditions such as Alzheimer’s and Parkinson’s disease.

In addition, RES-529, the Company’s PI3K/AKT/mTOR pathway inhibitor that dissociates the mTORC1 and mTORC2 complexes, is in preclinical testing for GBM.

Diffusion is headquartered in Charlottesville, Virginia – a hub of advancement in the life science and biopharmaceutical industries – and is led by CEO David Kalergis, a 30-year industry veteran and company co-founder.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the Diffusion’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; general business and economic conditions; the company's need for and ability to obtain additional financing or partnering arrangements; and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com

(Tables to follow)

Diffusion Pharmaceuticals Inc.
Consolidated Balance Sheet

	December 31, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$14,177,349	$7,991,172
Prepaid expenses, deposits and other current assets	472,464	923,059
Total current assets	14,649,813	8,914,231
Property and equipment, net	252,366	350,281
Intangible asset	8,639,000	8,639,000
Right of use asset	247,043	—
Other assets	322,301	298,480
Total assets	$24,110,523	$18,201,992
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,251,412	$198,818
Accrued expenses and other current liabilities	358,532	605,226
Current operating lease liability	111,477	—
Total current liabilities	1,721,421	804,044
Deferred income taxes	2,119,274	1,786,389
Noncurrent operating lease liability	135,566	—
Total liabilities	3,976,261	2,590,433

Stockholders’ Equity:
Common stock, $0.001 par value:
1,000,000,000 shares authorized; 33,480,365 and 3,376,230 issued and outstanding at December 31, 2019 and December 31, 2018, respectively	33,481	3,377
Additional paid-in capital	111,824,859	95,532,881
Accumulated deficit	(91,724,078)	(79,924,699)
Total stockholders' equity	20,134,262	15,611,559
Total liabilities and stockholders' equity	$24,110,523	$18,201,992

Diffusion Pharmaceuticals Inc.
Consolidated Statement of Operations

	Year Ended December 31,
	2019	2018
Operating expenses:
Research and development	$6,619,597	$5,751,940
General and administrative	4,834,284	6,167,177
Goodwill impairment	—	6,929,258
Depreciation	97,915	110,371
Loss from operations	11,551,796	18,958,746
Other exoense (income):
Interest (income) expense, net	(85,302)	(151,647)
Loss from operations before income tax benefit	(11,466,494)	(18,807,099)
Income tax expense (benefit)	332,885	(437,289)
Net loss	$(11,799,379)	$(18,369,810)
Series A cumulative preferred dividends	—	(85,993)
Deemed dividend related to the make-whole provision for the conversion of Series A convertible preferred stock into common stock	—	(8,167,895)
Net loss attributable to common stockholders	$(11,799,379)	$(26,623,698)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.76)	$(8.21)
Weighted average shares outstanding, basic and diluted	6,706,509	3,242,301

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